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                                                                      Exhibit 23

                         Independent Auditors' Consent



The Board of Directors and Shareholders
Medi-Ject Corporation:

We consent to incorporation by reference in the Registration Statement (No. 333-20389) on Form S-8 of Medi-Ject Corporation of our report dated February 24, 1997, relating to the balance sheets of Medi-Ject Corporation as of December 31, 1995 and 1996, and the related statements of operations, shareholders' equity (defict) and cash flows for each of the years in the three-year period ended December 31, 1996, which report is incorporated by reference in the annual report on Form 10-K of Medi-Ject Corporation.




Minneapolis, Minnesota
March 28, 1997